Exhibit 99.1
GCI LIBERTY REPORTS
THIRD QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, November 8, 2018 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported third quarter 2018 results. Headlines include(1):

•	GCI(2) total revenue down 3% compared to the third quarter 2017, primarily due to the implementation of its new billing system

◦	GCI Consumer data revenue increased 7% and GCI Business data revenue grew 1% as top tier unlimited data customers continued to grow

•	From August 1st through October 31st, repurchased 1.0 million GLIBA shares at an average price per share of $48.09 and total cash consideration of $50 million

"While we were disappointed with the Rural Health Care decision, GCI solidly executed, completing the migration to a new billing system and also increasing data revenue," said Greg Maffei, GCI Liberty President and CEO. "We initiated share repurchases this quarter with purchases of over $50 million over the last three months."

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2018 to the same period in 2017.

Although GCI's results are only included in GCI Liberty's results beginning March 9, 2018, we believe discussion of the standalone results of GCI for all periods presented promotes a better understanding of the overall results of the business. The pro forma financial information presented herein was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the third quarter of 2017 for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018. The pro forma results for the quarters ending September 30, 2017, March 31, 2018, June 30, 2018 and September 30, 2018 have also been adjusted for the FCC's Rural Health Care decision, as described below (see Schedule 3).

GCI receives support from various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries. The USF Rural Health Care Program (“RHC Program") subsidizes the rates for services provided to rural health care providers. On March 15, 2018, the Universal Service Administrative Co. ("USAC") announced that the funding request for the year that runs July 1, 2017 through June 30, 2018 (the "2017 Funding Year") exceeded the federal funding for the RHC Program. On June 25, 2018, the FCC issued an order resulting in an increase of the annual RHC Program funding cap from $400 million to $571 million and applied it to the 2017 Funding Year. As a result, aggregate funding is available to pay in full any approved funding for the 2017 Funding Year. The FCC also determined that it would annually adjust the RHC Program funding cap for inflation and carry-forward unused funds from past funding years for use in future funding years.

Separately, in November 2017, USAC requested further information to support GCI's rural rates charged to a number of its RHC Program customers for the 2017 Funding Year. On October 10, 2018, the FCC staff notified GCI of their decision to reduce RHC support payments to GCI for the 2017 Funding Year by $27.8 million, an approximate 26% reduction, and to apply the same cost methodology to subsequent funding years. As a result, in the third quarter of 2018 GCI reduced its receivables balance recorded at the time of the GCI acquisition on March 9, 2018 by $19.1 million (inclusive of the approximate $6 million reduction recorded earlier in 2018) and reduced its revenue recognized from March 9, 2018 to the end of the 2017 Funding Year by approximately $8.6 million. Updated pro forma financials are presented in Schedule 3 of this press release. GCI will continue to pursue an appeal to the FCC staff decision and expects to reduce future RHC Program revenue by a similar rate until a final resolution is reached with the FCC. Thus, pro forma GCI revenue for the third quarter of 2018 also reflects a reduction in RHC Program revenue of approximately $7 million.

GCI

“On October 10th, the Wireline Competition Bureau of the FCC issued a letter setting alternative rates for services that GCI provided to rural health care providers, resulting in a reduction in anticipated Rural Health Care Program funding. We disagree with the decision and are deeply disappointed with the FCC staff determination to impose considerable reductions to our competitively bid rates for these deregulated services. We will pursue all available remedies to ensure the predictable, transparent administration of the program necessary for any provider to invest in broadband services to rural communities," said GCI CEO, Ron Duncan. "If this decision stands, we may be left with no choice but to narrow our focus in rural areas to meeting our maintenance obligations and the requirements of federal programs. We do not intend to abandon our rural customers, but the FCC decision forces us to pivot our future business investments to urban areas where the rules are more reliable. This unwise decision ultimately will have a serious adverse impact on all telecommunications users in rural Alaska and the Alaska economy.”

The following table provides GCI’s operating metrics and pro forma financial results for the third quarter of 2017 and 2018.

(amounts in thousands, except operating metrics)	3Q17	3Q18	% Change
GCI Consolidated Pro Forma Financial Metrics
Revenue
Consumer	$110,098	$105,378	(4)%
Business	112,269	110,259	(2)%
Total Revenue	$222,367	$215,637	(3)%

Operating Income	$7,929	$4,644	(41)%
Operating Income Margin (%)	3.6%	2.2%	(140)	bps

Adjusted OIBDA(1)	$72,461	$68,392	(6)%
Adjusted OIBDA Margin(1) (%)	32.6%	31.7%	(90)	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$42,667	$38,552	(10)%
Data	36,991	39,652	7%
Video	24,991	22,276	(11)%
Voice	5,449	4,898	(10)%
Total Revenue	$110,098	$105,378	(4)%
Operating Metrics
Wireless Lines in Service(2)	200,900	197,800	(2)%
Data - Cable Modem Subscribers(3)	125,400	125,300	—%
Video
Basic Subscribers(4)	99,800	90,300	(10)%
Homes Passed	251,600	253,400	1%
Voice - Total Access Lines in Service(5)	50,200	45,800	(9)%

GCI Business
Financial Metrics
Revenue
Wireless	$26,952	$24,392	(9)%
Data	68,633	69,592	1%
Video	4,364	4,927	13%
Voice	12,320	11,348	(8)%
Total Revenue	$112,269	$110,259	(2)%
Operating Metrics
Wireless Lines in Service(2)	22,800	22,000	(4)%
Data - Cable Modem Subscribers(3)	10,000	9,200	(8)%
Voice - Total Access Lines in Service(5)	39,600	36,600	(8)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device. On January 1, 2018, GCI transferred 600 small business wireless lines from Business to Consumer.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. On January 1, 2018, GCI transferred 700 small business cable modem subscribers from Business to Consumer.

4)
A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased. On January 1, 2018, GCI transferred 100 small business basic subscribers from Business to Consumer.

5)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network. On January 1, 2018, GCI transferred 1,600 small business local access lines from Business to Consumer.

GCI revenue declined in the third quarter, primarily driven by declines in GCI Consumer revenue due to the implementation of GCI's new billing system. During the transition to the new system, GCI moved all monthly recurring fees from bill in arrears to bill in advance. To ease the transition for existing customers, GCI chose to forgive one month of service fees for those customers who would have otherwise received an invoice for two months of service. This resulted in a revenue reduction of approximately $4 million. GCI operating income and adjusted OIBDA(3) declined due to the decrease in revenue.

GCI Consumer
GCI Consumer revenue declined in the third quarter, primarily due to the aforementioned change from billing in arrears to billing in advance as a result of the conversion to the new billing system, partially offset by an increase in data revenue. Data revenue grew as subscribers continued to move to higher bandwidth products.

GCI Business
GCI Business revenue declined due to lower wireless and voice revenue, primarily driven by a reduction in roaming traffic. The declines were partially offset by higher data and video revenue due to increases in professional services revenue and political advertising revenue.

Capital Expenditures
Year to date, GCI has spent $114 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related to wireless network improvements, fiber and Hybrid Fiber Coax improvements and GCI's new billing system. GCI's capital expenditures for 2018 are expected to be approximately $170 million.

Share Repurchases
From August 1, 2018 through October 31, 2018, GCI Liberty repurchased approximately 1.0 million Series A GCI Liberty shares (Nasdaq: GLIBA) at an average cost per share of $48.09 for total cash consideration of $50 million. The total remaining repurchase authorization for GCI Liberty is approximately $600 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.S.T.) on November 8, 2018. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
On March 9, 2018, Liberty Interactive Corporation ("Liberty Interactive"), now known as Qurate Retail, Inc. ("Qurate Retail"), completed the series of transactions that effected the split-off of GCI Liberty, as described in more detail in GCI Liberty’s press release issued on March 9, 2018. GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite. For accounting purposes herein, GCI is considered the acquired entity.

3)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	3Q17	3Q18
Revenue
GCI Holdings(1)	$—	$205,047
Corporate and other	5,493	5,099
Total GCI Liberty Revenue	$5,493	$210,146

Operating Income
GCI Holdings(1)	$—	$(8,859)
Corporate and other	(10,469)	(11,010)
Total GCI Liberty Operating Income	$(10,469)	$(19,869)

Adjusted OIBDA
GCI Holdings(1)	$—	$57,945
Corporate and other	(5,277)	(7,205)
Total GCI Liberty Adjusted OIBDA	$(5,277)	$50,740

(1)
GCI Holdings pro forma financial statements differ from GCI Holdings GAAP financial statements due to the impact of acquisition accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets, RHC Program revenue adjustments and other adjustments.

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-Q for the three months ended June 30, 2018 and September 30, 2018.

Fair Value of Public Holdings

(amounts in millions)	6/30/2018	9/30/2018
Charter(1)	$1,571	$1,746
Liberty Broadband(1)	3,232	3,598
LendingTree(2)	689	792
Total	$5,492	$6,136

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $117 million and $171 million at June 30, 2018 and September 30, 2018, respectively. GCI Liberty acquired an additional 220,000 shares of LendingTree during the three months ended September 30, 2018 and currently owns 3.4 million total shares.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2018		9/30/2018
Cash:
GCI Holdings	$31	11,000,000	$42
Corporate and other	737		648
Total GCI Liberty Consolidated Cash	$768	(78,000,000)	$690

Debt:
Senior Notes	$775		$775
Senior Credit Facility	666		716
Capital Leases and Other(1)	148		146
Total GCI Holdings Debt	$1,589	48,000,000	$1,637

Margin Loan	$1,000		$1,000
1.75% Exchangeable Senior Debentures due 2046	477		477
Total Corporate Level Debt	$1,477		$1,477

Total GCI Liberty Debt	$3,066	48,000,000	$3,114
Premium on debt and deferred financing fees	42		77
Capital leases and tower obligation (excluded from GAAP Debt)	(140)		(138)
Total GCI Liberty Debt (GAAP)	$2,968		$3,053

Other Financial Obligations:
Indemnification Obligation(2)	$85		$100
Preferred Stock(3)	175		175

GCI Leverage(4)	4.9x		5.3x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under capital leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have 21-year term, 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty cash decreased by $78 million in the third quarter due to share repurchases and other investing activities. This decrease was partially offset by an $11 million increase in cash at GCI due to borrowings on the senior credit facility, which were partially offset by capital expenditures. GCI Liberty debt increased by $48 million due to the aforementioned increased borrowings at GCI.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of September 30, 2018, a holder of the LI LLC Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification obligation has been classified as a long-term liability. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of September 30, 2018.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.S.T.) on November 8, 2018. The call can be accessed by dialing (800) 239-9838 or (323) 794-2551, passcode 6164776, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://ir.gciliberty.com/events-and-presentations/upcoming-events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to the Universal Service Administrative Company and Rural Health Care program, statements about the indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Forms 10-K and Forms 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s pro forma adjusted OIBDA to its pro forma operating income for the three months ended September 30, 2017 and September 30, 2018, respectively. The pro forma financial information presented below was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the third quarter of 2017 for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018. The pro forma results have also been adjusted for the FCC's Rural Health Care decision.

GCI HOLDINGS PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	3Q17	3Q18
GCI Holdings
Adjusted OIBDA	$72,461	$68,392
Depreciation and amortization	(60,400)	(62,081)
Stock compensation expense	(4,132)	(1,667)
Operating Income	$7,929	$4,644

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for GCI Liberty to operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2017 and September 30, 2018, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	3Q17	3Q18
GCI Liberty
GCI Liberty Adjusted OIBDA
GCI Holdings	$—	$57,945
Corporate and other	(5,277)	(7,205)

Consolidated GCI Liberty adjusted OIBDA	$(5,277)	$50,740
Stock-based compensation	(4,369)	(7,761)
Depreciation and amortization	(823)	(62,848)
GCI Liberty Operating Income (Loss)	$(10,469)	$(19,869)

SCHEDULE 3

The following table provides updated pro forma results for GCI Holdings for the three months ended March 31, 2018 and June 30, 2018. The results have been updated from previous reported results due to the reduction in the RHC support payments as a result of the FCC rural rate decision and other acquisition accounting adjustments.

GCI HOLDINGS RESTATED PRO FORMA RESULTS

(amounts in thousands)	1Q18	2Q18
GCI Consolidated Pro Forma Financial Metrics
Revenue
Consumer	$107,828	108,717
Business	107,230	109,654
Total Revenue	$215,058	218,371

Adjusted OIBDA	$67,789	69,467
Depreciation and amortization	(58,669)	(57,993)
Stock compensation expense	(1,676)	(1,667)
Legal settlement	(3,600)	—
Operating Income	$3,844	9,807

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2018	2017
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$689,562	573,210
Trade and other receivables, net of allowance for doubtful accounts of $3,725 thousand and $0, respectively	243,734	6,803
Current portion of tax sharing receivable	28,529	—
Other current assets	40,795	1,265
Total current assets	1,002,620	581,278
Investments in equity securities	1,751,210	1,803,064
Investments in affiliates, accounted for using the equity method	174,134	114,655
Investment in Liberty Broadband measured at fair value	3,598,079	3,634,786

Property and equipment, net	1,197,988	624
Intangible assets not subject to amortization
Goodwill	967,687	25,569
Cable certificates	370,000	—
Wireless licenses	190,000	—
Other	16,525	4,000
	1,544,212	29,569
Intangible assets subject to amortization, net	480,559	4,237
Tax sharing receivable	83,052	—
Other assets, at cost, net of accumulated amortization	48,603	4,000
Total assets	$9,880,457	6,172,213

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$97,330	718
Deferred revenue	33,865	—
Other current liabilities	70,982	9,747
Total current liabilities	202,177	10,465
Long-term debt, net, including $527 million and $0 measured at fair value	3,049,547	—
Obligations under capital leases and tower obligation, excluding current portion	125,541	—
Long-term deferred revenue	66,753	130
Deferred income tax liabilities	1,010,021	643,426
Taxes payable	—	1,198,315
Preferred stock	175,016	—
Indemnification obligation	99,858	—
Other liabilities	52,470	95,841
Total liabilities	4,781,383	1,948,177

Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 104,071,332 shares at September 30, 2018	1,041	—
Series B common stock, $.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,443,855 shares at September 30, 2018	44	—
Series C common stock, $.01 par value. Authorized 1,040,000,000 shares; no issued and outstanding shares at September 30, 2018	—	—
Parent's investment	—	2,305,440
Additional paid-in capital	3,345,980	—
Accumulated other comprehensive earnings (loss), net of taxes	(18,537)	—
Retained earnings	1,760,596	1,914,963
Total stockholders' equity	5,089,124	4,220,403
Non-controlling interests	9,950	3,633
Total equity	5,099,074	4,224,036
Commitments and contingencies
Total liabilities and equity	$9,880,457	6,172,213

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three Months Ended
	September 30,
	2018	2017
	Amounts in thousands, except per share amounts
Revenue	$210,146	5,493
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	64,684	2,798
Selling, general and administrative, including stock-based compensation	102,483	12,341
Depreciation and amortization expense	62,848	823
	230,015	15,962
Operating income (loss)	(19,869)	(10,469)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(37,614)	—
Share of earnings (losses) of affiliates, net	10,856	1,648
Realized and unrealized gains (losses) on financial instruments, net	495,509	472,763
Other, net	(834)	328
	467,917	474,739
Earnings (loss) before income taxes	448,048	464,270
Income tax (expense) benefit	(130,792)	(176,980)
Net earnings (loss)	317,256	287,290
Less net earnings (loss) attributable to the non-controlling interests	(127)	(72)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$317,383	287,362
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$2.95	2.64
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$2.91	2.64

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Nine Months Ended
	September 30,
	2018	2017
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(156,955)	769,545
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	143,257	2,398
Stock-based compensation expense	20,926	10,968
Share of (earnings) losses of affiliates, net	(18,714)	(4,971)
Realized and unrealized (gains) losses on financial instruments, net	4,328	(1,270,764)
Deferred income tax expense (benefit)	36,347	473,826
Intergroup tax payments	—	231,114
Other, net	10,121	698
Change in operating assets and liabilities:
Current and other assets	(73,601)	1,856
Payables and other liabilities	72,854	2,320
Net cash provided (used) by operating activities	38,563	216,990
Cash flows from investing activities:
GCI Holdings cash and restricted cash acquired in consolidation	147,958	—
Capital expended for property and equipment	(89,376)	(2,686)
Purchases of investments	(48,581)	(76,815)
Sales of investments	—	1,606
Other investing activities, net	2,699	—
Net cash provided (used) by investing activities	12,700	(77,895)
Cash flows from financing activities:
Borrowings of debt	1,527,250	—
Repayment of debt, capital lease, and tower obligations	(88,543)	—
Contributions from (distributions to) parent, net	(1,122,189)	(113,837)
Distribution to non-controlling interests	(3,273)	—
Indemnification payment to Qurate Retail	(132,725)	—
Derivative payments	(80,001)	—
Repurchases of GCI Liberty common stock	(23,893)	—
Other financing activities, net	(11,684)	(512)
Net cash provided (used) by financing activities	64,942	(114,349)
Net increase (decrease) in cash, cash equivalents and restricted cash	116,205	24,746
Cash, cash equivalents and restricted cash at beginning of period	574,148	488,127
Cash, cash equivalents and restricted cash at end of period	$690,353	512,873